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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                             DND TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

                Nevada                                  84-1405298
----------------------------------------   ------------------------------------
(State of incorporation or organization)   (I.R.S. Employer Identification No.)

375 E. Elliot Road, Building 6
Chandler, Arizona                                                   85225
---------------------------------------------                       -----
   (Address of principal executive offices)                       (Zip Code)

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. | |

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. |X|

Securities Act registration statement file number to which this form relates:
333-42936 (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

    Title of Each Class                         Name of Each Exchange on Which
    To Be So Registered                         Each Class is to Be Registered
    -------------------                         ------------------------------

               None                                         N/A
----------------------------------------   ------------------------------------

Securities to be registered pursuant to Section 12(g) of the Act:

                     Common Stock, par value $0.0l per share
--------------------------------------------------------------------------------
                                (Title of class)

Item 1.  Description of Registrant's Securities to be Registered.

                            DESCRIPTION OF SECURITIES

General

      Our Articles of Incorporation authorize the issuance of 50,000,000 shares of common stock, $0.01 par value per share. As of January 20, 2006, there were 26,097,153 outstanding shares of common stock. Set forth below is a description of certain provisions relating to our capital stock.

Common Stock

      Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holder of 50% or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary of involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by the Board of Directors out of the funds legally available therefore. It is our present intention to retain earnings, if any, for use in its business. The payment of dividends on the common stock are, therefore, unlikely in the foreseeable future.

Preferred Stock

      DND is authorized to issue 10,000,000 shares of preferred stock, par value $0.001. To date, we have not issued any preferred stock.

Limitation Of Liability:  Indemnification

      Our Bylaws include an indemnification provision under which we have agreed to indemnify directors and officers of DND to fullest extent possible from and against any and all claims of any type arising from or related to future acts or omissions as a director or officer of DND.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of DND pursuant to the foregoing, or otherwise, DND has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Anti-Takeover Effects Of Provisions Of The Articles Of Incorporation

      The authorized but unissued shares of our common and preferred stock are available for future issuance without our shareholders' approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of DND that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with DND's Board of Directors' desires. A takeover may be beneficial to shareholders because, among other reasons, a potential suitor may offer shareholders a premium for their shares of stock compared to the then-existing market price.

Item 2. Exhibits.

Exhibit No.                                  Description
-----------       --------------------------------------------------------------
      1.          Restated Articles of Incorporation of the Registrant (filed herewith)

      2. Restated By-Laws of the Registration (incorporated herein by reference to Exhibit 3.2 to the Company's Registration Statement on Form SB-2 filed on August 3, 2000)

      3. Registration Rights Agreement, dated June 17, 2005, by and between Cornell Capital Partners, LP and DND Technologies, Inc. (incorporated herein by reference to Exhibit 99.2 to the Company's Current Report on Form 8-K filed on July 7, 2005)

                                    SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                            DND TECHNOLOGIES, INC.

Date:  January 23, 2006

                                            By  /s/ Douglas N. Dixon
                                                --------------------
                                            Name:  Douglas N. Dixon
                                            Title: Chief Executive Officer,
                                                   President, and Chairman

                                  EXHIBIT INDEX

Exhibit No.                                  Description
-----------       --------------------------------------------------------------
      1.          Restated Articles of Incorporation of the Registrant (filed herewith)

      2. Restated By-Laws of the Registration (incorporated herein by reference to Exhibit 3.2 to the Company's Registration Statement on Form SB-2 filed on August 3, 2000)

      3. Registration Rights Agreement, dated June 17, 2005, by and between Cornell Capital Partners, LP and DND Technologies, Inc. (incorporated herein by reference to Exhibit 99.2 to the Company's Current Report on Form 8-K filed on July 7, 2005)